845 Putnam Massachusetts Tax Exempt Income Fund attachment
Annual, 5/31/12

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		10,296
Class B		121
Class C		922

72DD2 (000s omitted)

Class M		138
Class Y		746

73A1

Class A		0.381450
Class B		0.320517
Class C		0.305752

73A2

Class M		0.354612
Class Y		0.403244

74U1 (000s omitted)

Class A		28,902
Class B		373
Class C		3,690

74U2 (000s omitted)

Class M		418
Class Y		2,212

74V1

Class A		10.04
Class B		10.03
Class C		10.05

74V2

Class M		10.04
Class Y		10.06

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.